Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc. Announces Increased Earnings for Third Quarter
and Nine Months ended September 30, 2011

DUNKIRK, N.Y. — October 31, 2011 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced third quarter 2011 net income of $1.2 million, or $0.20 per diluted share, an increase of 48.6% compared to net income of $778,000, or $0.13 per diluted share, for the third quarter of 2010.  In addition, net income for the nine months ended September 30, 2011 was $3.1 million, or $0.54 per diluted share, an increase of 44.0% from $2.1 million, or $0.37 per diluted share, for the nine months ended September 30, 2010.

Highlights – Third Quarter of 2011

●	Earnings per share of $0.20, an increase of 53.8% compared to $0.13 per share for the third quarter of 2010;

●	Net interest income of $3.8 million increased 14.5% compared to the prior year quarter;

●	Net interest margin improved by 30 basis points compared to the prior year quarter;

●	Return on average equity was 7.57%, an increase of 224 basis points compared to the prior year quarter;

●	The Bank’s nonperforming loans to total loans ratio of 0.89% remains significantly below industry averages;

●	Total assets of $493.8 million, a 3.1% increase since December 31, 2010; and

●	Return on average assets of 0.95%, an increase of 28 basis points compared to third quarter 2010.

“The earnings momentum that started at the beginning of 2010 continued as we booked our seventh consecutive quarter of double-digit growth in earnings during the third quarter of 2011,” said Daniel P. Reininga, President and Chief Executive Officer. “Our effective noninterest expense management and continued strong asset quality enabled Lake Shore to realize positive earnings improvement, as well as substantive growth of shareholders’ equity during the third quarter. We remain focused on managing our business to build value in our franchise.”

Third quarter 2011 net interest income was $3.8 million, an increase of 14.5%, or $486,000, compared to third quarter 2010. Interest income grew by 5.4% in the third quarter 2011, to $5.2 million, reflective of a $16.8 million increase in average loan balances, primarily commercial loans, and a $12.9 million increase in average investment securities compared to the prior year quarter. Interest expense for the third quarter 2011 decreased by $220,000 or 13.7%, compared to third quarter 2010, as a result of a 16 basis-point decline in the average rate paid on deposits, partially offset by a $19.1 million increase in average deposit balances.

Net interest income for the nine months ended September 30, 2011 was $11.3 million, an increase of $1.1 million or 10.9% compared to the prior year period. Interest income grew by 4.5% in the nine months ended September 30, 2011, to $15.6 million, reflective of an $11.4 million increase in average loan balances and a $26.2 million increase in average balances of investment securities compared to the nine months ended September 30, 2010. Interest expense for the nine months ended September 30, 2011 decreased by $440,000, or 9.3%, compared to the same period in 2010, as a result of an 18 basis-point decline in the average rate paid on deposits, partially offset by a $36.2 million increase in average deposit balances.

 Net interest margin for third quarter 2011 was 3.36%, up 30 basis points compared to 3.06% for the third quarter 2010, reflecting an $18.9 million increase in interest earning assets and a 27 basis-point decline in the rates paid.  Net interest margin for the nine months ended September 30, 2011 was 3.33%, a 9 basis-point improvement over the prior year period due to a $34.3 million increase in interest earning assets and a 28 basis-point decline in the rates paid on interest bearing liabilities.

Non-interest income for third quarter 2011 decreased $1.1 million or, 67.6%, to $528,000 compared to the prior year quarter. Third quarter 2010 non-interest income included a $1.1 million gain on the sale of investments. Exclusive of the investment sale gain in 2010, non-interest income declined $46,000 in the third quarter 2011, primarily due to the implementation of federal regulations in the third quarter 2010 which required disclosure of overdraft fees and enabled customers to “opt out” of these types of fees. On a year-to-date basis, non-interest income declined by $1.1 million to $1.7 million for the nine months ended September 30, 2011; primarily related to the one-time gain in sale of securities from the investment portfolio in third quarter 2010.

Third quarter 2011 non-interest expense of $2.8 million decreased $58,000, or 2.0%, compared to third quarter 2010,  reflecting lower salary expenses and FDIC insurance premiums and was partially offset by increased advertising costs and occupancy expenses. FDIC insurance premiums decreased by $116,000, compared to the prior year quarter, as a result of changes in how assessments are calculated under the Dodd-Frank Act.

Non-interest expense for the first nine months of 2011 was $8.6 million, a decrease of $86,000, compared to the same period in 2010.  Decreases to salary and benefit expenses of $213,000 and a $109,000 reduction in FDIC insurance premiums were partially offset by increased occupancy and equipment and professional service expense.

The Bank’s provision for loan losses for third quarter 2011was $10,000 compared to $1.7 million for the prior year quarter and $265,000 for the second quarter 2011.  The $1.7 million provision for third quarter 2010 was primarily related to the charge-off of three commercial loans to a single commercial loan customer. For the nine months ended September 30, 2011, the provision for loan losses was $295,000 compared with $2.0 million for the prior year period primarily due to the same charge-off described above.

The Bank’s allowance for loan losses as a percent of non-performing loans was 49.45% at September 30, 2011, an increase from 40.71% at December 31, 2010. Nonperforming loans as a percentage of total loans were 0.89% as of September 30, 2011, a decrease of 2 basis points in comparison to September 30, 2010, and was unchanged compared to December 31, 2010. The Bank’s ratio of nonperforming loans to total loans remains significantly below industry averages, reflecting its overall favorable asset quality.

Total assets grew $14.8 million to $493.8 million as of September 30, 2011, an annualized growth rate of 4.1% from December 31, 2010.  Growth reflected a $12.8 million increase in net loans receivable and a $7.9 million increase in investment securities.  This growth was partially offset by reduced balances in cash and cash equivalents. Total deposits grew $8 million to $383.8 million as of September 30, 2011 from December 31, 2010 primarily due to an increase in non-interest bearing deposits. Stockholders’ equity grew $7.8 million to $63.0 million as of September 30, 2011 from December 31, 2010 primarily due to an increase in net unrealized gains on the available for sale securities portfolio and net income for 2011.

Dividend Declared

The Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on November 22, 2011, to shareholders of record as of November 7, 2011. Lake Shore, MHC, which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock, elected to waive receipt of the dividends on its shares.  Based on the Company’s closing stock price of $9.73 on October 26, 2011, the implied dividend yield for Lake Shore common stock is 2.88%.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services. Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as LSBK. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	September 30, 2011	December 31, 2010
	(Unaudited)
	(Dollars In Thousands)

Total assets	$493,836	$479,047
Cash and cash equivalents	29,605	33,514
Securities available for sale	161,789	153,924
Loans receivable, net	275,827	263,031
Deposits	383,783	375,785
Short-term borrowings	4,650	5,000
Long-term debt	30,590	34,160
Stockholders’ Equity	63,041	55,210

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share amounts)		(Dollars in thousands, except per share amounts)

Interest Income	$5,212	$4,946	$15,563	$14,892
Interest Expense	1,384	1,604	4,300	4,740
Net Interest Income	3,828	3,342	11,263	10,152
Provision for Loan Loss	10	1,725	295	1,975
Net Interest Income after Provision for Loan Loss	3,818	1,617	10,968	8,177
Total non-interest income	528	1,632	1,653	2,759
Total non-interest expense	2,778	2,836	8,613	8,699
Income before income taxes	1,568	413	4,008	2,237
Income tax expense (benefit)	412	(365)	915	89
Net Income	$1,156	$778	$3,093	$2,148
Basic and Diluted Earnings per Share*	$0.20	$0.13	$0.54	$0.37
Dividends declared per share	$0.07	$0.06	$0.21	$0.18

* The Company had no dilutive securities during the three and nine month periods ended September 30, 2011 and 2010.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)

Return on average assets	0.95%	0.67%
Return on average equity	7.57%	5.33%
Average interest-earning assets to average interest-bearing liabilities	117.86%	116.06%
Interest rate spread	3.14%	2.83%
Net interest margin	3.36%	3.06%

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)

Return on average assets	0.85%	0.64%
Return on average equity	7.04%	5.02%
Average interest-earning assets to average interest-bearing liabilities	115.96%	115.58%
Interest rate spread	3.13%	3.01%
Net interest margin	3.33%	3.24%

	September 30,	December 31,
	2011	2010
	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.89%	0.89%
Non-performing assets as a percent of total assets	0.56%	0.55%
Allowance for loan losses as a percent of total net loans	0.44%	0.36%
Allowance for loan losses as a percent of non-performing loans	49.45%	40.71%